UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report:    August 7, 2003
(Date of earliest event reported)

Polymer Solutions Inc.

(Exact name of Registrant as specified in its charter)

Nevada, U.S.A. (State or other jurisdiction of incorporation)	0-18583 (Commission file number)	88-0360526 (IRS Employer Identification No.)

311 Otterson Drive, Suite 60, Chico, California U.S.A. (Address of Principal Executive Office)	95928 (Zip Code)

Registrant’s telephone number, including area code	(530) 894-3585

not applicable

(Former name or former address, if changed since last report)

ITEM 5.     OTHER EVENTS AND FD REGULATION DISCLOSURE.

     Polymer Solutions, Inc. (the “Company”) announced on August 7, 2003 that it has entered into a letter of intent with Chemcraft Holdings Inc., a North Carolina corporation, pursuant to which Chemcraft would acquire 100% of the issued and outstanding stock of Polymer Solutions.

     Pursuant to the letter of intent, it is currently contemplated that if the transaction is consummated, the existing shareholders and option holders of Polymer Solutions will receive cash in exchange for their Polymer Solutions securities. In connection with the signing of the letter of intent, Polymer Solutions has agreed that until the closing of the transaction or such time as negotiations have been terminated (either by Chemcraft unilaterally or by both parties mutually), it will not commence or continue any discussions relating to, or solicit any proposal regarding, the acquisition of Polymer Solutions, except as otherwise may be required by the Board of Directors of Polymer Solutions to fulfill its fiduciary duties. In the event that Polymer Solutions enters into a transaction with a party other than Chemcraft, Polymer Solutions may, under certain circumstances, be required to pay Chemcraft a termination fee of $250,000. Polymer Solutions has also agreed to conduct its business in the ordinary course until the earlier of the closing of the transaction or the termination of the letter of intent.

     The transaction is subject to a number of conditions, including, without limitation, the completion of a definitive agreement, finalizing due diligence, regulatory approvals, approval by each company’s respective boards of directors and approval by the Polymer Solutions shareholders. As such, there can be no assurance that Polymer Solutions will enter into a definitive agreement with Chemcraft or that the transaction will be consummated. Readers are cautioned against placing undue reliance on the consummation of any transaction. This announcement shall not be deemed to be a recommendation or solicitation by Polymer Solutions with respect to the transaction. A copy of the Company’s press release announcing these events is attached to this Form 8-K as Exhibit 99.1 and incorporated herein by reference.

     This Form 8-K contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are intended to come within the safe harbor protection provided by those statutes. By their nature, all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those contemplated by the forward-looking statements.

ITEM 7.     FINANCIAL STATEMENTS AND EXHIBITS.

(c)	Exhibits

News release dated August 7, 2003

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLYMER SOLUTIONS, INC.

Dated: August 7, 2003	/s/ E. Laughlin Flanagan E. Laughlin Flanagan, President and Chief Executive Officer